SERVICES AGREEMENT

This Agreement is effective this 23rd day of April, 1996, (the "Effective Date") between Disease State Management, Inc., 46 Prince Street, Rochester, New York 14607 ("DSMi" or "Vendor") and Bristol-Myers Squibb Oncology/Immunology, a division of Bristol-Myers Squibb Company, P.O. Box 4500, Princeton, New Jersey 08543-4500 (hereinafter called "BMS"). Vendor agrees to provide services to BMS under the terms set forth below.

A.   SERVICES

     Vendor will provide the product(s) or service(s) set forth, and to the specifications set forth in the proposal incorporated herein as Attachment A.

     The product and all material elements as set forth on Attachment A are subject to prior approval by BMS, such approval not to be unreasonably withheld.

B.   COMPENSATION

     BMS will pay Vendor according to the terms or payment schedule set forth in Attachment A hereto.

     In the event that BMS shall request any changes in the concept, specifications or scope of the product(s) or service(s) described on Attachment A hereto, Vendor will notify BMS of the cost of such revisions and will not proceed without prior approval.

     If the compensation provision on Attachment A hereto is other than a flat fee amount per element or for the entire project, Vendor will provide such documentation in support of all billings as BMS may reasonably require.

C.   CONFIDENTIALITY

     Vendor shall treat as confidential and secret any and all BMS Confidential Information. "BMS Confidential Information" shall include, but not be limited to, information relating to BMS' past, present and future marketing and research and development activities that may be disclosed to Vendor by BMS and/or BMS' parent, subsidiary or affiliate companies and which are identified in writing by BMS as confidential. BMS Confidential information shall not include (i) information known by Vendor prior to disclosure from BMS. (ii) information which is or becomes publicly known through no wrongful act of Vendor, (iii) information that is independently developed by Vendor, without use of information that otherwise constitutes BMS Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that BMS is given 10 days prior notice of such disclosure. Vendors obligations not to disclose BMS Confidential Information to third parties shall survive the termination of this Agreement for a period of five years. Vendor shall not duplicate any material containing BMS Confidential

     Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing BMS Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

     BMS shall treat as confidential and secret any and all Vendor Confidential Information. "Vendor Confidential Information" shall include, but not be limited to, information relating to Vendor's past, present and future systems development activities that may be disclosed to BMS and/or BMS' parent, subsidiary or affiliate companies and which are identified in writing by Vendor as confidential, except that in no event shall Vendor Confidential Information include information relating to Vendor deliverables under this agreement. Vendor Confidential lnformation shall not include (i) information known by BMS prior to disclosure from Vendor,
     (ii) information which is or becomes publicly known through no wrongful act of BMS, (iii) information that is independently developed by BMS, without use of information that otherwise constitutes Vendor Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that Vendor is given 10 days prior notice of such disclosure. BMS' obligations not to disclose Vendor Confidential Information shall survive the termination of this Agreement for a period of five years. BMS shall return all copies of materials containing Vendor Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

D.   INDEMNIFICATION

     Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement, or for any willful or negligent breach of this Agreement. BMS shall indemnify and hold Vendor harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorney's fees, arising from or in any way related to any and all medical malpractice claims or litigations involving Vendor arising from a patient's use of Megace-Registered Trademark-Oral Suspension.

E.   PROFESSIONAL STANDARDS

     Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and it will perform all such assignments and projects given it by BMS hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

F.   OWNERSHIP OF MATERIALS

     Any and all telephone scripts or written materials created by Vendor for BMS in connection with this Agreement shall be the sole and exclusive property of BMS. BMS may use such work wherever and whenever it chooses. This Agreement shall be deemed a transfer of copyright and any copyrightable subject matter created by Vendor in such works. Vendor shall execute any and all documents necessary to demonstrate or perfect such transfer. Vendor shall not at any time in any manner during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from BMS or BMS' parent, subsidiary or affiliate companies, in respect of such works created by Vendor hereunder. Vendor agrees to execute or cause its agents and/or employees to execute any documents necessary or desirable to secure or perfect BMS' legal rights and worldwide ownership in such works, including, but not limited to documents relating to trademark and copyright applications.

G.   RELEASES

     Any materials furnished hereunder which have not been created for BMS and are subject to the rights of third parties shall be specifically identified to BMS in writing. Vendor shall obtain (and deliver upon request to BMS) releases for all names, photographs, illustrations, testimonials, and any and all other materials used in works which Vendor prepares or uses. All such releases shall run to BMS, its agents and employees where appropriate and customary. Vendor's failure to obtain such releases or the obtaining of such releases by Vendor shall in no way relieve Vendor of its obligations in Paragraph F above except where the releases have been obtained directly by BMS. Except for works that have been secured by permission, Vendor warrants and covenants that all works provided by Vendor shall be original and shall not infringe any copyright or violate any rights of any persons or entities whatsoever.

H.   DURATION OF AGREEMENT

     1.   Term

     This Agreement is effective as of the Effective Date and shall continue in full force and effect for twelve (12) months unless terminated by at least ninety (90) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder.

     2.   Payment on Termination

     Upon termination of this Agreement BMS is to pay for all authorized work in process, and BMS shall assume Vendor's liability under and indemnify Vendor with respect to all outstanding contracts made in connection with Vendor services under this Agreement. Upon written notice of termination Vendor shall take all steps necessary to wind up the work under this Agreement and to mitigate BMS' liability therefore. Should Vendor terminate the agreement, during a period of time during which BMS has the exclusive right to the program as described in the Exclusivity section of this Agreement, it shall not engage or participate in any other project involving the development or implementation of an interactive program primarily focused on Weight Enhancement for patients with Cancer or AIDS for twelve months from the date of termination. Vendor also agrees to perform services under this Agreement the shorter of six months or until an alternative source for those services can be obtained should it terminate this Agreement.

     3.   Transfer Upon Termination

     Vendor shall transfer, assign and make available to BMS or BMS' representative all property and materials in Vendor's possession or control belonging to and paid for by BMS, and all information regarding BMS' project(s) covered by this Agreement, as set forth in Paragraph C herein. Vendor also agrees to give all reasonable cooperation toward transferring with approval of third parties in interest all contracts and arrangements, if any, properly entered into by Vendor in the performance of this Agreement, and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

I.   INDEPENDENT CONTRACTORS

     The parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint venture. Neither party shall have the power to bind or obligate the other party nor shall either party hold itself out as having such authority.

J.   THIRD PARTY OBLIGATIONS

     In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for BMS' parent, subsidiary or affiliate companies, nor disseminate any material of any kind using the name of BMS and/or BMS' parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of BMS.

K.   GOVERNING LAW

     This Agreement is entered into in the State of New Jersey and shall be construed and governed under and in accordance with the laws of that State.

L.   MISCELLANEOUS

     1) The terms of this Agreement shall be binding upon BMS and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of BMS. Factoring of accounts receivable is not permitted.

     2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

     3) BMS is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, or national origin. Vendor represents that it has the same policy of Equal Opportunity Employment.

     4) The policy of BMS is to protect the health, safety and quality of life of its employees and the public, and to exercise responsible stewardship of natural resources that may be impacted by its activities. To realize this, BMS is committed to maintaining programs and procedures for the environmentally responsible management of facilities, materials, production processes, products and packaging, transportation and distribution, waste and ft minimization, energy, general business operations and contracted goods and services. Vendor agrees with this policy and further acknowledges that its performance under this Agreement shall be in strict compliance with all applicable governmental laws and regulations and in accordance with and in furtherance of this policy.

     5) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

     6) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

     7) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, judicial requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 23 day of April, 1996.



Bristol-Myers Squibb                          Disease State Management, Inc.
Oncology/Immunology                           46 Prince Street
a division of Bristol-Myers                   Rochester, New York 14607
Squibb Company
P.O. Box 4500
Princeton, New Jersey 08543


By: /s/ Brian Markison                        By: /s/ George T. Witter
   ---------------------------                   ---------------------------

Title: Vice President                       Title: Vice President, Sales
      ------------------------                      ------------------------

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

                               WEIGHT ENHANCEMENT
                          PATIENT INTERVENTION PROGRAM




                          -----------------------------


                                       FOR


                              BRISTOL-MYERS SQUIBB
                               ONCOLOGY/IMMUNOLOGY





                                  PRESENTED BY

                       DISEASE STATE MANAGEMENT,-SM- INC.
                                46 PRINCE STREET
                           ROCHESTER, NEW YORK  14607
                                  716-244-1360

                               WEIGHT ENHANCEMENT
                                PROGRAM OVERVIEW


NEEDS ASSESSMENT

DSMI-SM-, under the direction of Bristol-Myers Squibb, Oncology/Immunology, will perform a comprehensive needs assessment to establish the fundamental goals, objectives and data sets for the intervention protocol. The needs assessment portion of the project development shall include:

I. Establishment of an Expert Consultation Panel. The panel will consist of an Oncologist, an Immunologist, a Dietitian, a Nurse, a Social Worker and a DSMI-SM- clinical development staff member. Recruitment of the clinical consultants shall be the responsibility of and at the discretion of BMS. Contracting of the clinical consultants shall be the responsibility of DSMI-SM-. BMS agrees to review/accept advisory board recommendations. The panel will assist in the development of the following:

          A.   Intervention protocol    E.  Baseline parameters
          B.   Program goals            F.  Inclusion/exclusion criteria
          C.   Data sets                G.  Appropriate DRG/ICD - 9 codes
          D.   Outcomes evaluation protocol


II.  DSMI-SM- will perform a review of preprinted published materials to provide
     a listing of available   educational resources pertaining to Anorexia or
     Cachexia secondary to a diagnosis of Cancer or AIDS. BMS will direct DSMi-SM- towards specific organizations which can provide such materials.

                               WEIGHT ENHANCEMENT
                                  PROGRAM GOALS

                PATIENTS ON MEGACE-REGISTERED TRADEMARK- THERAPY

1.   Patient Intervention (Behavioral Goals):

     A.   Improve patient understanding and awareness with respect to:

          1.   Pharmacologic Therapy
          2.   Nutritional Needs & Guidelines
          3.   Critical Symptoms
          4.   Associated Risk Factors
          5.   Exercise Protocols
          6.   Improved Body Weight

     B.   Enhance Patient Motivation and Confidence with respect to:

          1.   Pharmacologic Therapy
          2.   Nutritional Needs & Guidelines
          3.   Critical Symptoms
          4.   Associated Risk Factors
          5.   Exercise Protocols
          6.   Improved Body Weight

     C.   Enhance Compliance with respect to:

          1.   Pharmacologic Therapy
          2.   Nutritional Needs & Guidelines
          3.   Exercise Protocols
          4.   Critical Symptoms

     D.   Facilitate the appropriate use of referral resources with respect to:

          1.   Nutritional Interventions
          2.   Pharmacologic Therapy
          3.   Modification of Associated Risk Factors
          4.   Health Care Team

     E. Facilitate appropriate and timely communication of critical symptoms and patient compliance concerns to health care providers.

     F. Enhance communication of information between patient and health care providers.

                               WEIGHT ENHANCEMENT
                                  PROGRAM GOALS

         AT RISK PATIENTS NAIVE TO MEGACE-REGISTERED TRADEMARK- THERAPY

This intervention program will help patients, who are in advanced stages of Cancer/AIDS who may have failed on other interventions, with reaching the following behavioral goals and help the health care provider determine if/when the patient is a candidate for Megace-Registered Trademark- therapy.

I.   Patient Intervention (Behavioral Goals):

     A.   Improve patient understanding and awareness with respect to:

          1.   Pharmacologic Therapy
          2.   Nutritional Needs & Guidelines
          3.   Critical Symptoms
          4.   Associated Risk Factors
          5.   Exercise Protocols
          6    Demonstrated Weight Loss
          7.   Severe Appetite Depression
          8.   Improved Body Weight

     B.   Enhance Patient Motivation and Confidence with respect to:

          1.   Pharmacologic Therapy
          2.   Nutritional Needs & Guidelines
          3.   Critical Symptoms
          4.   Associated Risk Factors
          5.   Exercise Protocols
          6.   Improved Body Weight

     C.   Enhance Compliance with respect to:

          1.   Nutritional Needs & Guidelines
          2.   Exercise Protocols
          3.   Critical Symptoms
          4.   Improved Body Weight

     D.   Facilitate the appropriate use of referral resources with respect to:

          1.   Pharmacologic Therapy
          2.   Nutritional Interventions
          3.   Modification of Associated Risk Factors
          4.   Health Care Team

     E. Facilitate appropriate and timely communication of critical symptoms and patient compliance concerns to health care providers.

     F. Enhance communication of information between patient and health care providers.

                               WEIGHT ENHANCEMENT
                                  PROGRAM GOALS

II.  BUSINESS GOALS WHICH MAY BE ENHANCED:


     A.   BRISTOL-MYERS SQUIBB, ONCOLOGY/IMMUNOLOGY

          1.   Enhance competitive position
          2.   Encourage drug compliance/secure adherence to therapy
          3.   Strengthen customer commitment to BMS partnership
          4.   Provide powerful customer driven selling tool
          5.   Enhance alliance with major home health care providers
          6.   Enhance economic position
          7.   Enhance leadership position in Oncology
          8.   Strengthen leadership position in HIV
          9.   Identify patients at high risk


B.        INDEPENDENT PRACTICE

          1.   Early identification of high risk patients
          2.   Encourage drug compliance/secure adherence to therapy
          3.   Strengthen patient/provider relationships
          4.   Empower patients to take an active role in self-management
          5.   Encourage adherence to established treatment guidelines

                               WEIGHT ENHANCEMENT
                                PROGRAM SCHEDULE

See the "Program Intervention Description" section for details about each of the interventions. The selected intervention schedule will be delivered to patients who are currently on Megace-Registered Trademark- therapy or high risk patients who are not currently on Megace-Registered Trademark- therapy. Note that the term "provider" is used to denote a case manager or another health care provider designated to receive communications regarding the patient.

RATIONALE

The use of physician extenders to provide frequent encouragement, reinforcement and tracking of targeted symptoms has been shown in models for other disease entities to improve compliance and the perceived well being of the patient. Intensive intervention in early stages of a program will facilitate success of program goals.

I.  STANDARD PROTOCOL: (SEE SCHEMATIC, PAGE 7)

MONTH 1:
     2 Telephone Interventions
     2 Demand Published Patient Reports
     2 Demand Published Physician Reports
     1 Related Pre-Printed Materials
-  Patient Enrollment via standard BRM
- Initial telephone intervention within 7 days of the BRM entry into the database
-  Telephone interventions to patient every other week
-  Demand Published Patient Report to follow each telephone intervention
-  Demand Published Physician Report to follow each telephone intervention
-  Related Pre-Printed Materials to be sent with Patient Report

MONTH  2:
     1 Telephone Intervention
     1 Demand Published Patient Report
     1 Demand Published Physician Report
     1 Related Pre-Printed Materials
-  Demand Published Patient Report to follow telephone intervention
-  Demand Published Provider Report to follow telephone intervention
-  Related Pre-Printed Materials to be sent with Patient Report

MONTH 3:
     1 Telephone Intervention
     1 Demand Published Patient Report
     1 Demand Published Physician Report
-  Demand Published Patient Report to follow telephone intervention
-  Demand Published Physician Report to follow telephone intervention

STANDARD PROTOCOL SUMMARY:

-  Interactive Voice Recognition Telephone Interventions =  4
-  Demand Published Patient Reports = 4
-  Demand Published Physician Reports = 4
-  Related Pre-Printed Materials =  2


   Week #           1   2   3    4    5    6    7    8   9   10  11   12  total
--------------------------------------------------------------------------------

 Telephone Call         *        *                   *                 *     4
 Patient Report         *        *                   *                 *     4
 Physician Report       *        *                   *                 *     4
 Preprinted             *                            *                       2
 Materials

II.  OPTIONAL MONTHLY PROTOCOL:

          The Standard Protocol intervention schedule would be greatly enhanced by extending the protocol as follows:


          MONTHS 4, 5, AND 6:
               1 Telephone Intervention

          -  Telephone Interventions provided monthly



               Month #     4    5    6    total
           ---------------------------------------
           Telephone Call  *    *    *      3


          MONTHLY INTERVENTION PROTOCOL SUMMARY:
          -    Interactive Voice Recognition Telephone Interventions = 3







          PLEASE FIND ADDENDUM ON PAGE 16 OF THIS PROPOSAL FOR AN ADDITIONAL FOLD-IN OPTION TO THIS PROTOCOL.

                               WEIGHT ENHANCEMENT
                        PROGRAM INTERVENTION DESCRIPTION

See the "Program Schedule" section for an outline of the protocol for delivering these program components. Note that the term "provider" is used to refer to a physician, case manager or other health care provider designated to receive communications regarding the patient.



BUSINESS REPLY MAIL (BRM)/PROGRAM DESCRIPTION
     - Up to two (2) page pre-printed mailer designed for distribution by providers to patients and return via postage paid mail response by patient to DSMI-SM-
     - Brief assessment for identifying patient data (e.g., name, phone number, best time to contact) necessary for DSMISM to initiate a telephone call to patient
     -    Program description includes a brief program overview


TELEPHONE INTERVENTIONS
     - Five (5) minute telephone calls placed by operator to patients according to patient's preferred contact times and the program intervention schedule
     - Cost-efficient interface: operator-initiated contact to identify patient and transfer to automated, voice response system
     - Option to reconnect with a live operator during or after voice response interaction
     - High appeal voice response system using a recorded human voice versus computer synthesized speech
     - Patient responds in normal speaking voice versus pushing touch tone buttons
     - Self-report follow-up assessment of relevant medical and behavioral factors: update on disease status, prescribed treatment including diet, exercise, and medications, patient motivation, treatment barriers, patient knowledge indicators regarding symptom identification and disease self-management
     - Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote patients' awareness of their condition and adherence to their treatment regimen
     -    Allows identification of patient concerns
     -    Adds vital progress information to the longitudinal patient database

PATIENT REPORTS
     - One to four page, single sided, laser printed, on-demand published report including text that is personalized based upon enrollment responses, and graphics that are personalized to patient's gender
     -    Mailed to patient within a week after each telephone intervention
     - Personalized and pre-printed materials reinforce patient awareness and knowledge regarding their condition and promote treatment adherence

PHYSICIAN REPORTS

     - One page laser printed, on-demand published report integrating patient's follow-up and enrollment data
     - Mailed to patient's provider within a week after each patient interactive voice response intervention
     - "At-a-glance" format provides efficient documentation of critical patient data, ready for insertion into the medical record
     - Facilitates identification of patient education needs and hard-to-manage patients, appropriate allocation of health care resources, and timely modification of treatment regimens
     -    Enhances patient-provider communication


ORGANIZATIONAL DATA REPORTS

     -    Standard comprehensive data reports and  aggregate information will be
          provided  to BMS.    Configuration of standard reports to be
          determined by DSMI-SM-'s Systems and Engineering staff. Nonstandard reports will be developed by DSMI-SM-'s staff at the request of BMS. DSMI-SM-/BMS will establish customary and reasonable developmental and production fees for the aforementioned nonstandard reports
     - To insure confidentiality and security of program database, reports to BMS on program data to include aggregate patient information only

                               WEIGHT ENHANCEMENT
                               PROGRAM DEVELOPMENT

Program development will proceed in two stages. During the first stage, to be completed within 45 days of contract signing, DSMI-SM-/BMS will establish and convene an expert advisory panel meeting to determine: intervention goals, protocol structure, required data sets, educational requirements, high risk behaviors, available resources and modifiable behaviors. DSMI-SM- will provide a panel summary report to BMS. Additionally, no later than signature date plus 45 days, DSMI-SM- will deliver preliminary program components to be used by BMS to market the program. These components will include five (5) copies for each of the following prototypes of the program: sample marketing brochure, sample business reply mail/program description, sample personalized patient report (including partial Greek text), and sample personalized physician report (including partial Greek text). In addition, a voice response call-in telephone demonstration will be designed specifically for BMS.

The second stage of program development will require a maximum of 150 additional days to deliver a fully operational program, including the following components:

     - Business reply mail/program description (design/layout and print specifications)
     -    Design, development and production of  personalized patient reports
     -    Design, development and production of  personalized physician reports
     - Design, development and production of Interactive Voice Response interventions
     -    Marketing brochure and sales presentation aid

The program development schedules shall be based upon the selected protocol and shall not exceed the aforementioned 150 developmental days.

The entire program development includes the following tasks:

PHASE I

     - Consultation with BMS to finalize program specifications. Such consultation will establish: BMS disease management team's program objectives and marketing and business goals. BMS will provide DSMI-SM- with an overview in writing no later than contract signing date plus 45 days.

     -    Development of and consultation with expert panel as described.

     - BMS/DSMI-SM- will establish a formal developmental reporting and review process. DSMI-SM- will provide BMS a comprehensive project developmental overview annotating clinical development completion dates for individual modules. Additionally, formal review conference dates will be established no later than 45 days after contract signing. The finalization of program parameters, graphics design or these formal review/signoff dates is essential in order to meet the proposed delivery schedule.

     - Integration of market research/client/clinical information to finalize program content.

PHASE II

     - Finalize design of graphic presentation for pre-print and on-demand published materials

     -    Coordination of personalized clinical copy with personalized graphics

     -    Design of systems configuration

     - Systems programming for internal reporting for on-demand publishing, interactive voice response, and outcomes analysis

     -    Voice recording and training of the voice response system

     -    Identification of appropriate educational brochures and materials

PHASE III

     -    Testing of the operable program

     -    Proof reading/editing pre-printed and on-demand published materials

     - Upon completion of operational testing DSMI-SM- shall begin enrollment of patients at the discretion of BMS.

PHASE IV:  PILOT PROGRAM

DSMi-SM- shall conduct a pilot test for a maximum of 100 patients, currently on Megace-Registered Trademark- therapy, recruited by BMS, to determine the efficiency of the intervention process. The pilot test shall include the completion of the Standard Protocol (see pages 6 and 7 of this proposal).


Upon completion of the Pilot Program, DSMi-SM- shall begin patient enrollment. Patients will receive program interventions described under the "Program Intervention Description" on pages 9 and 10 of this proposal.

                               WEIGHT ENHANCEMENT
                         PROGRAM MARKETING AND TRAINING

DSMI-SM- will provide 2 full day training sessions to BMS staff or representatives to assist in the marketing and training efforts for the program. Additional training and marketing support shall be available to BMS. Such support may include:

     -    Development of marketing and/or training strategies and procedures
     - Coordination and/or presentations for meetings and seminars with payors/sponsoring organizations
     - Individual phone and/or in-person consultation with payors/sponsoring organizations
     -    Written correspondence with payors/sponsoring organizations
     - Preparation of written materials and/or phone demonstrations for the payors/sponsoring organizations

Fees for this additional expert consultation shall reflect reasonable and customary charges.

PROGRAM OPERATION

As DSMI-SM-'s program development team nears completion of the program, a program operation team will be assembled to participate in testing the system. This facilitates a smooth transition period for the shift from the development to the operations staff. DSMI-SM- will maintain responsibility for managing its in-house staff and its subcontractors who are involved in ongoing operations of the program interventions. Quality assurance measures are included in the interactive program interventions and DSMI-SM-'s internal reporting systems.


DATABASE DEVELOPMENT

The program database will be constructed and maintained using a standard Relational Data Base Management System (DBMS). The primary record index will be based upon patient identification. All information collected at enrollment and during all subsequent interventions will be stored in the database. The record schema(s) will be developed according to the specific question sets and data required by the proposed program. Data may be imported or exported off-line using a variety of industry standard formats, or on-line using DSMI-SM-'s SQL Server interface. DSMI-SM- will use industry standard procedures for insuring the confidentiality and security of the program database.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

PRODUCT DEVELOPMENT FEES

The product development fees for the intervention protocols are:

     Standard Protocol:            [*****]

     Optional Monthly Protocol:    [*****]



PRODUCT DEVELOPMENT FEES ARE PAYABLE ACCORDING TO THE FOLLOWING SCHEDULE:

A pilot phase of 100 patients will be conducted over a 6 month study period. BMS agrees to pay an initial payment of [*****] to commence this pilot phase.

Successful completion of the pilot phase will be judged by outcomes agreeable to BMS in its sole judgment. Should BMS decide to move forward with full rollout of this weight enhancement patient intervention program, the balance of the development fee, [*****], will be payable to DSMi-TM- within 30 days of the decision to move forward. At the same time a decision will be made whether or not to proceed with the optional monthly protocol. Should BMS decide not to move forward after completion of the pilot phase, the initial payment of [*****] is not refundable to BMS and BMS relinquishes all ownership rights to this weight enhancement patient intervention program.

Developmental fees will cover:

     -    Clinical

          - Expert Consultation: DSMi-SM shall fund all travel, honorarium and associated fees involved in the convening of the Expert Advisory Panel Meeting described under "Program Overview" in this proposal. Any additional requirements for expert consultation beyond the services of the "Expert Consultation Panel" shall be at the sole expense of BMS.
          -    Clinical Content
          -    Intervention Algorithms

     -    Systems

          -    Database Development
          -    On-Demand Publishing
          -    Voice Training (IVR)
          -    Call Center Integration
          -    Testing and Debugging

     -    Graphics/ Communication

          -    Logo Design
          -    Layout (preprinted and on-demand materials)
          -    Illustration Development
          -    Voice Recording/Studio

     -    Primary Marketing Materials

          -    Print Materials
          -    Operational Voice Demonstration
          -    Sales Materials

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

Printing fees for all pre-printed materials (e.g., marketing brochure, BRM, program description) will be the responsibility of BMS. DSMI-SM- will furnish estimates for printing costs upon determination of volumes and final specifications.

PROGRAM OPERATION FEES

The per patient program fee is [*****] for the "Standard Protocol" intervention.
The per patient program fee is [*****] for the "Optional Monthly Protocol" intervention.

Program operational fees are payable at the time of patient enrollment. In the event of a patient withdrawal from the intervention program, DSMI-SM- will prorate the remaining expenses. For telephone time utilized during a conversation between a patient and another health care resource which is initiated by the follow-up call operator, there will be a charge of [*****] per minute.

EXCLUSIVITY

During the Exclusivity Period defined below, BMS will agree to provide DSMI-SM-with payments representing the selected protocol program operation costs for no fewer than 3000 patients per year. For a period beginning with the date this Agreement is signed and ending 12 months from date DSMI-SM- completes Phase III of the program (the "Exclusivity Period"), DSMI-SM- agrees not to engage or participate in any other project involving the development or implementation of an interactive program primarily focused on weight enhancement for patients with Anorexia or Cachexia secondary to a diagnosis of Cancer or AIDS. At the conclusion of the Exclusivity Period, provided at least 5000 patients have enrolled in the program, BMS shall have the right, but not the obligation, to negotiate an exclusive arrangement for an interactive program primarily focused on weight enhancement for patients with Anorexia or Cachexia secondary to a diagnosis of Cancer or AIDS. In the event such negotiations are unsuccessful, BMS shall have the right to match any bona fide offer made to DSMI-SM- for an interactive program primarily focused on weight enhancement for patients with Anorexia or Cachexia secondary to a diagnosis of Cancer or AIDS. This right of first refusal shall endure for a period of twelve months from the conclusion of the Exclusivity Period.

CONSULTING

A per diem fee plus direct expenses is required for consultation services performed by DSMI-SM- or its consultants. Such fees would be required for activities performed for parties outside BMS on behalf of the program and/or activities beyond the program development/marketing and training operations functions outlined in this proposal.

CUSTOMIZATION

Any customization will constitute a revision to the intervention protocol (i.e., additional patient and/or physician reports and/or variations in on-demand or IV content). Any logo design used on the demand published reporting is limited to black and white/grayscale. DSMI-SM- shall furnish estimates for development and delivery to BMS prior to undertaking any revision.